                                  EXHIBIT 11

               Statement Re:  Computation of Earnings Per Share

                                                   Three Months    Three Months
                                                       Ended           Ended
                                                     March 29,       March 30,
                                                       1998            1997
                                                   ------------    ------------
(In thousands, except per share amounts)

Average shares outstanding - Basic                       5,782           5,064

Shares issuable upon the exercise of
  outstanding stock options and warrants                   127             127
                                                   ------------    ------------

Weighted average shares outstanding - Diluted            5,909           5,191
                                                   ============    ============

Net income                                            $  1,168        $    845
                                                   ============    ============

Net income per share - Basic                          $   0.20        $   0.17
                                                   ============    ============

Net income per share - Diluted                        $   0.20        $   0.16
                                                   ============    ============